Exhibit 99.1

Pikeville, Kentucky
FOR IMMEDIATE RELEASE
April 30, 2020

CONTACT

JEAN R. HALE
CHAIRMAN, PRESIDENT & C.E.O.
COMMUNITY TRUST BANCORP, INC.
(606) 437-3294

COMMUNITY TRUST BANCORP, INC. (NASDAQ: CTBI) ANNOUNCES THE ELECTION OF TWO NEW DIRECTORS

Community Trust Bancorp, Inc. is pleased to announce the election of Eugenia “Crit” Luallen and Franky Minnifield as directors, having been duly elected by shareholders at the Annual Meeting held on April 28, 2020.  Ms. Luallen brings to the position a wealth of experience having a long career in state government.  She served seven Kentucky Governors and was elected to statewide office twice.  Ms. Luallen served in a variety of positions with responsibility for financial management and oversight including being elected twice as the state’s Auditor of Public Accounts serving in that position from 2003 to 2011.  Additionally, she served seven years as the Secretary of the Governor’s Executive Cabinet and concurrently served for 13 months as State Budget Director.  Most recently, she was appointed by newly elected Governor Andy Beshear in November 2019 to head the State Budget Transition Team as part of the gubernatorial transition.  Ms. Luallen’s banking experience includes serving on the Board of Directors of Community Trust Bank, Inc., a subsidiary of Community Trust Bancorp, Inc., for six years.  Ms. Luallen serves on the Board of Trustees of Centre College, is Vice-Chair of the Board of the James Graham Brown Foundation, and is involved in numerous other civic and charitable activities.  Ms. Luallen will continue to serve on the Boards of Directors of Community Trust Bank, Inc. and Community Trust and Investment Company (CTBI’s trust subsidiary).  Ms. Luallen resides in Frankfort, Kentucky with her husband, Lynn.

Mr. Franky Minnifield brings extensive experience to the position having served as a director of Community Trust Bank, Inc. since 1998.  Mr. Minnifield is the president and founder of Minnifield Enterprize, Inc., a general contracting company, and has a long-standing contract with Toyota Motor Manufacturing providing goods and services (non-auto parts related) within their operations of North America, Canada, and Mexico.  Mr. Minnifield brings over 30 years of finance, accounting, and management experience with extensive knowledge in small business startups.  Mr. Minnifield had an illustrious career in Professional Football with the Cleveland Browns from 1984 to 1992, being named to the Pro Bowl for four consecutive years.   In 1996, he started the Kentucky Pro Football Hall of Fame organization, and he currently serves as the executive director.  Mr. Minnifield’s civic involvement includes formerly serving as Chairman of the University of Louisville Board of Trustees, a member of the University of Louisville Foundation Board, and a former member of the Lexington Chamber of Commerce Board.  Mr. Minnifield resides in Lexington, Kentucky with his wife Diane.  He is the proud father of Chanel and Chase.  Mr. Minnifield will continue to serve on the Board of Directors of Community Trust Bank, Inc.

“We are pleased to have these two outstanding individuals as members of our Board of Directors,” said Jean R. Hale, Chairman, President and CEO.

Community Trust Bancorp, Inc., with assets of $4.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.